Exhibit 3.5

CERTIFICATE OF DESIGNATIONS

OF

        % NON-CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES D

OF

ORIENTAL FINANCIAL GROUP INC.

Pursuant to Section 5.01 of the

General Corporation Law

of the Commonwealth of Puerto Rico

Pursuant to Article 5.01 of the General Corporation Law of the Commonwealth of Puerto Rico, as amended, the undersigned, Carlos O. Souffront, as Secretary of the Board of Directors of Oriental Financial Group Inc., a financial holding company and corporation organized in the Commonwealth of Puerto Rico (the “Corporation”), HEREBY CERTIFIES that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and resolutions duly adopted by the Board of Directors on October 22, 2012, creating a committee thereof known as the “Pricing Committee,” the Pricing Committee on October         , 2012, duly adopted the following resolutions creating a series of 800,000 shares of preferred stock designated as the “        % Non-Cumulative Perpetual Preferred Stock, Series D,” and that such resolutions have not been modified or rescinded and remain in full force and effect:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors and delegated to the Pricing Committee in accordance with the provisions of the Certificate of Incorporation, a Series D of preferred stock of the Corporation be and it hereby is created;

FURTHER RESOLVED, that the Pricing Committee designated by the Board of Directors has determined that the preferences and relative, participating, optional or other special rights of the shares of such Series D of preferred stock of the Corporation, and the qualifications, limitations or restrictions thereof, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing stockholders of the Corporation; and

FURTHER RESOLVED, that the designation and amount of such Series D of preferred stock of the Corporation and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such Series D of preferred stock of the Corporation, and the qualifications, limitations or restrictions thereof are as follows:

RIGHTS AND PREFERENCES

Section 1.    Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “        % Non-Cumulative Perpetual Preferred Stock, Series D” (the “Series D Preferred Stock”). The number of shares of capital stock constituting the Series D Preferred Stock initially shall be 800,000 shares. The par value of the Series D Preferred Stock shall be $1.00, and the liquidation preference shall be $25.00 per share (the “Liquidation Preference”).

Section 2.    Ranking. The Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with the Corporation’s 7.125% Non-Cumulative Monthly Income Preferred Stock, Series A, 7.0% Non-Cumulative Monthly Income Preferred Stock, Series B, 8.75% Non-Cumulative Convertible Perpetual Preferred Stock, Series C, and each other class or series of capital stock of the Corporation (other than the Corporation’s common stock, par value $1.00 (the “Common Stock”)) outstanding or established after the Issue Date by the Corporation, the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series D Preferred Stock as to dividend rights or rights on liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), (ii) senior to the Common Stock, and each other class or series of capital stock of the Corporation outstanding or established after the Issue Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series D Preferred Stock as to dividend rights or rights on liquidation, winding up or dissolution of the Corporation (collectively referred to as “Junior Securities,” for the avoidance of doubt, including the Common Stock), (iii) junior to any other capital stock the Corporation may issue from time to time, the terms of which expressly provide that such capital stock shall rank senior to the Series D Preferred Stock as to dividend rights or rights on liquidation, winding up or dissolution of the Corporation and (iv) junior to all existing and future indebtedness of, and other non-equity claims on, the Corporation. For this purpose, the term “capital stock” does not include debt securities convertible into or exchangeable for capital stock.

Section 3.    Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a) “Acquisition Agreement” means that certain Acquisition Agreement dated June 28, 2012 between the Corporation and BBVA.

(b) “Acquisition Closing” means the consummation of the acquisition of certain assets from BBVA pursuant to the terms of the Acquisition Agreement.

(c) “Affiliate” has the meaning set forth in Rule 144 under the Securities Act of 1933, as amended.

(d) “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

(e) “Basel III” means the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems.”

(f) “BBVA” means Banco Bilbao Vizcaya Argentaria, S.A., a limited liability company (a “sociedad anónima” or S.A.) organized in Spain.

(g) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(h) “Business Day” means any day that is not Saturday or Sunday and that, in New York City or in San Juan, Puerto Rico is not a day on which banking institutions generally are authorized or obligated by law, regulation or executive order to be closed.

(i) “Bylaws” means the amended and restated Bylaws of the Corporation.

(j) “Certificate of Designations” means this Certificate of Designations of the Corporation relating to the Series D Preferred Stock, as it may be amended from time to time.

(k) “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended.

(l) “Common Stock” has the meaning set forth in Section 2, provided that to the extent the Corporation is party to a merger, consolidation or other transaction pursuant to which the Common Stock is converted or exchanged for other securities, “Common Stock” shall be deemed to refer to such other securities for all purposes hereof.

(m) “Corporation” has the meaning set forth in the introductory paragraph.

(n) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(o) “Depositary Bank” has the meaning set forth in Section 7(e).

(p) “DTC” means The Depository Trust Company and its successors or assigns.

(q) “Dividend Payment Date” has the meaning set forth in Section 4(b).

(r) “Dividend Period” has the meaning set forth in Section 4(b).

(s) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(t) “Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and for all other purposes.

(u) “Issue Date” means the date on which shares of the Series D Preferred Stock are first issued.

(v) “Junior Securities” has the meaning set forth in Section 2.

(w) “Liquidation Preference” has the meaning set forth in Section 1.

(x) “Parity Securities” has the meaning set forth in Section 2.

(y) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(z) “Pricing Committee” has the meaning set forth in the introductory paragraph.

(aa) “Record Date” has the meaning set forth in Section 4(b).

(bb) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the Issue Date, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Issue Date, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Preference as Tier 1 Capital for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) (which may or may not be in connection with or otherwise resulting from the adoption of the notice of proposed rulemaking issued by the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation, approved by the Federal Reserve Board on June 7, 2012, that would revise capital requirements for U.S. banking organizations consistent with Basel III, or otherwise in connection with the implementation by applicable U.S. bank regulatory authorities of the Basel III capital accord), for so long as any share of Series D Preferred Stock is outstanding; provided that, if a Regulatory Capital Treatment Event would occur as a result of the provisions described in Section 4(e), then the Corporation shall modify the provisions of Section 4(e) solely to the extent necessary to avoid a Regulatory Capital Treatment Event and no Regulatory Capital Treatment Event shall be deemed to have occurred; provided further that, for the avoidance of doubt, the provisions in Section 4(e) shall be retained and reinstated (if applicable) to the maximum extent allowable under applicable regulatory guidelines that permit the Series D Preferred Stock to qualify as Tier 1 Capital. Following any modification of Section 4(e) pursuant to the preceding sentence, the Corporation shall mail or electronically transmit to Holders a notice briefly describing such modification. Any failure of the Corporation to mail or electronically transmit such notice, or any defect therein, shall not in any way impair or affect the validity of any such modification.

(cc) “Series D Preferred Stock” has the meaning set forth in Section 1.

(dd) “Tier 1 Capital” means Tier 1 Capital (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Board Regulation Y, 12 CFR Part 225 (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency).

(ee) “Transfer Agent” has the meaning set forth in Section 10.

(ff) “Voting Parity Stock” has the meaning set forth in Section 8(b).

Section 4.    Dividends.

(a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on January 15, 2013. Each dividend shall be payable to Holders as of the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the Issue Date) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c) Dividends, if, when and as authorized and declared by the Board of Directors, shall be payable, for each outstanding share of Series D Preferred Stock, at an annual rate of         % on the per share Liquidation Preference. Dividends payable for a Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend shall be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount shall accrue on the dividend so payable for the period from and after that scheduled Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest shall be paid on any dividend payment on shares of Series D Preferred Stock paid later than the scheduled Dividend Payment Date.

(d) Dividends on the Series D Preferred Stock are non-cumulative and not mandatory. If the Board of Directors does not authorize and declare a dividend on the Series D Preferred Stock or if the Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, Holders shall have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series D Preferred Stock, Parity Securities or the Common Stock or any other class or series of the Corporation’s preferred stock.

(e) So long as any share of Series D Preferred Stock remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Securities for or into other Junior Securities, (b) repurchases, redemptions or acquisitions in connection with any employment contract, benefit plan or similar arrangements with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan providing for the purchase of Junior Securities by stockholders of the Corporation from the Corporation, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities and (d) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of Series D Preferred Stock and for the most recent dividend payment date on all Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside. The Corporation and its Affiliates shall not be restricted by the previous sentence from engaging in any market-making transactions in respect of any Junior Securities in the ordinary course of business.

Subject to the succeeding sentence, for so long as any shares of Series D Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding shares of Series D Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series D Preferred Stock. To the extent the Corporation declares dividends for the then-current Dividend Period on the Series D Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among Holders and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments for the then-current Dividend Period bear the same ratio to each other as all accrued and unpaid dividends per share on the Series D Preferred Stock and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders any dividend in excess of the dividends on the Series D Preferred Stock that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the shares of Series D Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment if the Corporation fails to comply, or if and to the extent such dividends would cause the Corporation to fail to comply, with applicable laws and regulations or the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) applicable to the Corporation.

(f) Payments of cash for dividends shall be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any other Depositary.

Section 5.     Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, each Holder at the time shall be entitled (subject to Section 2) to receive liquidating distributions per share of Series D Preferred Stock in an amount equal to the per share Liquidation Preference, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, dissolution or winding up, out of assets legally available for distribution to the Corporation’s stockholders before any distribution of assets is made to the holders of the Common Stock or any other Junior Security. After payment of the full amount of such liquidating distribution, Holders shall not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series D Preferred Stock and the corresponding amounts payable on any outstanding Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale, conveyance, exchange or transfer of all or substantially all of the Corporation’s property or business shall not constitute its liquidation, dissolution or winding up.

Section 6.     Maturity. The Series D Preferred Stock shall not have a maturity date and shall be perpetual unless redeemed in accordance with this Certificate of Designations.

Section 7.     Redemptions by the Corporation.

(a) Optional Redemption. The Corporation may, at its option, redeem the shares of Series D Preferred Stock (i) in whole or in part, from time to time, on any Dividend Payment Date after November     , 2017, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event, in each case, at a cash redemption price equal to the per share Liquidation Preference, plus an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for any shares of Series D Preferred Stock shall be payable on the redemption date to the Holder against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, including the Transfer Agent, if the shares of Series D Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Record Date for a Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of the redeemed shares on such Record Date relating to the Dividend Payment Date as provided in Section 4 above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series D Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital guidelines applicable to the Corporation.

(b) No Sinking Fund. The Series D Preferred Stock shall not be subject to any sinking fund or other similar provisions. Holders shall have no right to require redemption of any shares of Series D Preferred Stock, except to the extent set forth in Section 7(g).

(c) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be given by first class mail, postage prepaid, addressed to Holders to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided that any notice mailed or otherwise given as provided herein shall be conclusively presumed to have been duly given, whether or not a Holder receives the notice, and failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock to be so redeemed except as to a Holder to whom the Corporation has failed to give such notice or except as to a Holder to whom notice was defective. Notwithstanding the foregoing, if the Series D Preferred Stock or any depositary shares representing interests in the Series D Preferred Stock are issued in book-entry form through DTC or any other Depositary, notice of redemption may be given to Holders at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series D Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price or manner of determination; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price (and, if the Series D Preferred Stock is registered in book-entry form, a statement that the Corporation shall issue appropriate instruction to the registrar to effect the redemption).

(d) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either on a pro rata basis from Holders in proportion to the number of shares held by those Holders or by lot or in such manner as the Board of Directors may determine to be fair and equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of Holders thereof to receive the amount payable on such redemption, without interest. At its option, the Corporation may, on or prior to the redemption date, irrevocably deposit the entire amount payable upon redemption of the shares of the Series D Preferred Stock to be redeemed with a bank or trust company designated by the Corporation and having its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which the Corporation shall at that time maintain a transfer agent with respect to its capital stock, and having a combined capital and surplus of at least $50,000,000 (the “Depositary Bank”). The Depositary Bank shall hold this amount in trust for payment to Holders of the shares of Series D Preferred Stock to be redeemed. If the deposit is made and the funds deposited are immediately available to Holders of the shares of Series D Preferred Stock to be redeemed, the Corporation shall no longer have any obligation to make payment of the amount payable upon redemption of the shares of Series D Preferred Stock to be redeemed. Following the deposit, except as provided for in Section 7(f), Holders of the shares of Series D Preferred Stock to be redeemed shall look only to the Depositary Bank for payment.

(f) Unclaimed Funds. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of the Corporation’s preferred stock, shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s preferred stock undesignated as to series.

(g) Mandatory Redemption. If the Acquisition Agreement shall terminate without the Acquisition Closing (such termination occurring in accordance with the terms of the Acquisition Agreement), the Corporation shall, subject to prior approval of the Federal Reserve Board if required by the Federal Reserve Board under 12 CFR Section 225.4, redeem all outstanding shares of Series D Preferred Stock pursuant to a notice of redemption in accordance with Section 7(c), to the extent applicable, given on or prior to the third business day after September 30, 2013, at a redemption price per share payable in cash equal to 101% of the per share Liquidation Preference plus all accrued but unpaid dividends (whether or not declared) to, but excluding, the redemption date.

(h) Notwithstanding anything to the contrary in this Section 7, in accordance with Section 8.04 of the Puerto Rico General Corporation Law, the Corporation may not redeem any shares of the Series D Preferred Stock pursuant to Section 7(a) or Section 7(g) unless the assets remaining after the redemption are sufficient to pay any debts for which payment has not otherwise been provided.

Section 8.    Voting Rights.

(a) Except as described in this Section 8, or except as required by applicable law, Holders shall not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Corporation.

(b) If the Corporation does not pay dividends in full on the Series D Preferred Stock for six quarterly dividend periods, whether consecutive or not, Holders, together with the holders of any other shares of stock of the Corporation having the right to vote for the election of directors solely in the event of any failure to pay dividends (the “Voting Parity Stock”), acting as a single class without regard to series, shall be entitled, by written notice to the Corporation given by the holders of a majority in liquidation preference of the Voting Parity Stock or by ordinary resolution passed by the holders of a majority in liquidation preference of the Voting Parity Stock present in person or by proxy at a separate general meeting of such holders convened for this purpose, to appoint two additional members of the Board of Directors, to remove any such member and to appoint another person in place of such member; provided that any such appointment would not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Not later than 30 days after such entitlement arises, if written notice by the holders of a majority in liquidation preference of the Voting Parity Stock has not been given as provided for in the preceding sentence, the Board of Directors shall convene a separate general meeting for the above purpose. If the Board of Directors fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the Voting Parity Stock, acting as a single class without regard to series, shall be entitled to convene such meeting (at the Corporation’s expense) and for that purpose shall have access to the Corporation’s stock books. Notice for a special meeting shall be given in a similar manner to that provided in the Bylaws for a special meeting of the stockholders, which the Corporation shall provide upon request, or as required by law. The provisions of the Certificate of Incorporation and Bylaws relating to the convening and conduct of general meetings of stockholders shall apply with respect to any such separate general meeting. Any member of the Board of Directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Corporation shall have resumed the payment of dividends in full (i) on the Series D Preferred Stock for four consecutive Dividend Periods and (ii) on each such other series of Voting Parity Stock, in each case, for the number of consecutive dividend periods within such same 12-month period.

(c) So long as any shares of Series D Preferred Stock are outstanding, but subject to the penultimate paragraph of this Section 8(c), in addition to any other vote or consent of stockholders required by Puerto Rico law or by the Certificate of Incorporation, the affirmative vote or consent of Holders of at least two-thirds of the shares of Series D Preferred Stock then outstanding and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either by vote at any meeting called for the purpose or, if permitted by the Certificate of Incorporation, in writing without a meeting, shall be necessary for effecting or validating any of the following actions, whether or not such approval is required by Puerto Rico law:

(i) Authorization of Senior Stock. Any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Certificate of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any specific class or series of capital stock of the Corporation ranking senior to the Series D Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series D Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations or the Bylaws so as to significantly and adversely affect the special rights, preferences, privileges or voting powers of the Series D Preferred Stock, taken as a whole; and

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series D Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, except that Holders shall have no right to vote under this provision or under Puerto Rico law if (x) the shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and (y) such shares of Series D Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to Holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series D Preferred Stock immediately prior to such consummation, taken as a whole;

provided that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series D Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series D Preferred Stock, and no stockholder shall have the right to vote on such an increase, creation or issuance by reason of this Section 8.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(c) would adversely affect the Series D Preferred Stock but not all series of preferred stock of the Corporation, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series D Preferred Stock as a single class (in lieu of all other series of preferred stock) for purpose of the vote or consent required by this Section 8(c).

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series D Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by the Corporation for the benefit of Holders to effect the redemption.

(d) Change for Clarification. Without the consent of Holders, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, and to the extent permitted by law, of the Series D Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series D Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective or inconsistent;

(ii) to make any provision with respect to matters or questions relating to the Series D Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations; or

(iii) add covenants for the benefit of Holders or surrender any right or power conferred upon the Corporation in this Certificate of Designations.

Section 9.    Replacement Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate of a Holder at such Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at such Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 10.    Transfer Agent, Registrar and Paying Agent. The duly appointed transfer agent, registrar and paying agent for the Series D Preferred Stock as of the Issue Date shall be American Stock Transfer & Trust Company, LLC (together with any successor transfer agent, registrar and paying agent appointed by the Corporation, the “Transfer Agent”). The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series D Preferred Stock is outstanding, a person or entity appointed and serving as Transfer Agent; provided further that such person or entity may be an Affiliate of the Corporation.

Section 11.    Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at Professional Office Park, 997 San Roberto Street, San Juan, Puerto Rico 00926, Attention: General Counsel, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred Stock. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred Stock in a name other than that in which the shares of Series D Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series D Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders thereof.

(d) No share of Series D Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(f) The Corporation may, at its option purchase shares of the Series D Preferred Stock from holders thereof from time to time, by tender, in privately negotiated transactions or otherwise.

(g) The Series D Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, Oriental Financial Group Inc. has caused this Certificate of Designations to be signed by Carlos O. Souffront as Secretary of the Board of Directors, this         th day of                 , 2012.

ORIENTAL FINANCIAL GROUP INC.

By:
Name: Title:

EXHIBIT A

FORM OF SERIES D PREFERRED STOCK

FACE OF SECURITY

THE CORPORATION’S CERTIFICATE OF INCORPORATION, AS AMENDED, AUTHORIZES IT TO ISSUE MORE THAN ONE CLASS OF STOCK WHICH MAY BE ISSUED IN ONE OR MORE SERIES. THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE SHARES EVIDENCED BY THIS CERTIFICATE AND OF EACH OTHER CLASS OR SERIES OF STOCK WHICH THE CORPORATION IS AUTHORIZED TO ISSUE, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES OR RIGHTS. ANY SUCH REQUEST SHOULD BE MADE WITH THE SECRETARY OF THE CORPORATION.

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]1

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[1]	Include bracketed language for certificates evidencing Global Preferred Stock.

Certificate Number [ ]	Number of shares of
Series D Preferred Stock
[ ]
CUSIP NO.: [ ]

Date of Issuance:

        % Non-Cumulative Perpetual Preferred Stock, Series D (par value $1.00)

(liquidation preference $25.00 per share of Series D Preferred Stock)

of

Oriental Financial Group Inc.

Oriental Financial Group Inc., a financial holding company and corporation organized in the Commonwealth of Puerto Rico (the “Corporation”), hereby certifies that              (the “Holder”) is the registered owner of              fully paid and non-assessable preferred securities of the Corporation designated the         % Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”). The shares of Series D Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series D Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated             , 2012, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series D Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed in accordance with the provisions of the Certificate of Designations, these shares of Series D Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [        ] day of [                    ].

ORIENTAL FINANCIAL GROUP INC.

By:
Name: Title:

By:
Name: Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Series D Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Transfer Agent

By:
Authorized Signatory

REVERSE OF SECURITY

        % Non-Cumulative Perpetual Preferred Stock, Series D (par value $1.00)

(liquidation preference $25.00 per share of Series D Preferred Stock)

of

Oriental Financial Group Inc.

Dividends on each share of Series D Preferred Stock shall be payable at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations.

The Corporation will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of its stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series D Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series D Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series D Preferred Stock certificate)

Signature Guarantee:1

[1]

Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.